Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-231639) on Form S-3 and (Nos. 333-224438, 333-228578, 333-231632, 333-248624, 333-255827, 333-266700) on Form S-8 of our report dated March 1, 2023, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to customer fund presentation matters and risk assessment related to certain revenue accounts, as to which the date is November 13, 2023, with respect to the consolidated financial statements of Ceridian HCM Holding Inc., and our report dated March 1, 2023, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to cash and cash equivalents and obligations of Canada customer funds and certain revenue accounts, as to which the date is November 13, 2023, with respect to the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
November 13, 2023